Exhibit 99.1

              Golden Enterprises, Inc. Releases Earnings

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Aug. 18, 2004--Golden Enterprises, Inc. (NASDAQ:GLDC) today announced it intends to restate its audited financial statements for fiscal year 2003 and for the first three quarters of fiscal year 2004.
    For the three months ended May 31, 2004, Golden Enterprises, Inc.'s basic and diluted net income was $324,511, $.03 per share, compared to a net loss of $280,923, ($.02 per share) last year. Net sales were $25.6 million versus $24.3 million. The Company had net sales of $97.6 million for 2004 compared to $96.6 million for 2003 and a net loss of $45,846 ($.00 per share) for 2004 compared to a net loss of $927,765 ($.08 per share) last year.
    The effects of the restatement for 2003 were an increase in net sales of $237,373, and a reduction in net loss from $1,412,145 ($.12 per share) to $927,765 ($.08 per share), resulting in an improvement of $.04 per share. The impact of the restatement for the first three quarters of fiscal year 2004 resulted in no change in net sales and the net loss was reduced $239,769 ($.02 per share). For the fiscal years ended 2001 and 2002, net income was reduced $47,769 and $476,844, or $.00 per share and $.04 per share, respectively. The restatement will not have an impact on the Company's cash position.
    The Company is restating its financial statements to properly account for accruals for its vacation pay and self-insured health and casualty obligations. The Company was not accruing for earned vacation pay and its liabilities were understated for certain incurred as well as incurred but not reported casualty claims, and self-insured health costs. The Company believed, during the years being restated, that it was correctly following proper accounting practices.
    In performance of the audit for the fiscal year ended May 31, 2004, the Company's independent auditors, Dudley, Hopton-Jones, Sims & Freeman, PLLP (the "Auditor"), identified and communicated to the Company material weaknesses relating to the Company's accounting for its vacation pay (which was not in conformity with generally accepted accounting principles ("GAAP")) and self-insured obligations. In order to reduce the risk of recurrence of such material weaknesses in future periods, the Auditor recommended that the Company develop and implement certain internal control policies and procedures. The Company has accepted the recommendations of its Auditor and is implementing policies and procedures to strengthen the Company's internal controls.
    The Company also announced that the most recent Report of its Auditors, dated July 15, 2003 should no longer be relied upon and that the restated annual financial statements for the fiscal year ended May 31, 2003 along with comparative fiscal years ended May 31, 2002 and May 31, 2001 will be reissued. Because the restatement affects periods prior to fiscal year ended May 31, 2001, the impact of the restatement on such periods will be reflected as a decrease to opening retained earnings as of June 1, 2000 in the amount of $1,887,230.
    The Company expects to timely file, on or before August 29, 2004, its Form 10-K for fiscal year 2004 and amendments to its quarterly reports on Form 10-Q for interim quarterly periods ended August 31, 2003, November 30, 2003 and February 29, 2004 with corresponding fiscal 2003 interim periods.
    The Company will continue its commitment and focus on its mission to "Satisfy the expectations of our consumers, customers, employees and stockholders by producing and selling quality snacks."
    The following is a summary of net sales and income information for the three months and twelve months ended May 31, 2004 and May 31, 2003:
-0-


                      Three Months Ended         Twelve Months Ended
                      May 31,     May 31,        May 31,      May 31,
                       2004        2003           2004         2003
                   ------------ ------------ ------------ ------------

Net Sales          $25,603,376  $24,250,702  $97,583,493  $96,604,461

Income (Loss)
 before income
 taxes                 651,511     (229,519)      37,803  $(1,287,311)
Income taxes           327,000       51,404       83,649     (359,546)
                   ------------  -----------  -----------  -----------
Net Income (Loss)     $324,511  $  (280,923) $   (45,846) $  (927,765)

Basic and diluted
 Income (Loss) per
  share                 $ 0.03  $     (0.02) $     (0.00) $     (0.08)
                   ============  ===========  ===========  ===========

Basic weighted
 shares
  outstanding       11,869,724   11,833,305   11,879,891   11,883,305
                   ============  ===========  ===========  ===========

Diluted weighted
 shares
  outstanding       11,869,724   11,833,305   11,879,891   11,883,305
                   ============  ===========  ===========  ===========


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Golden Enterprises, Inc., Birmingham
             Patty Townsend, 205-458-7132